John Wiley & Sons, Inc.
Amendment No. 2 to the John Wiley & Sons, Inc. Deferred Compensation Plan For Directors’ 2005 & After Compensation (the “Plan”)

RESOLVED, that, effective as of December 15, 2021, Section 4.02 of the Plan is amended to read as follows:

4.02 Investment of Director Fee Accounts

(a)
Each Participant may designate, in accordance with the procedures established from time to time by the Administrative Committee, the Participant’s preference for the manner in which the amounts in his or her Director Fee Account will be invested from among the investment funds made available for such designation from time to time by the Administrative Committee. The available investment funds will be attached to the Plan as Attachment A. The Administrative Committee may add or delete any investment fund at any time. If a Participant fails to make a designation, then his or her Director Fee Account will be deemed to be invested in the investment fund designated by the Administrative Committee from time to time for such default. The Administrative Committee may establish restrictions on the investment funds in such manner as it deems appropriate.

(b)
A Participant may change his or her investment designation for future contributions to be allocated to his or her Director Fee Account. Any such change will be made in accordance with the procedures established by the Administrative Committee, and the frequency of such changes may be limited by the Administrative Committee.

(c)
A Participant may also convert his or her investment designation with respect to the amounts already allocated to his or her Director Fee Account. Any such conversion will be made in accordance with the procedures established by the Administrative Committee, and the frequency of such conversions may be limited by the Administrative Committee.

Attachment A

Important Changes to the John Wiley & Sons, Inc. Deferred Compensation Plan for Directors

We are pleased to announce that starting in February 2022, the John Wiley & Sons, Inc. Deferred Compensation Plan for Directors will offer a robust website and a better mobile experience, thanks to a new partnership with Newport.
Newport is a leading retirement services and asset management firm specializing in the design, funding, and administration of deferred compensation plans for hundreds of the largest and best-known companies.
Some of the features that you will be able to take advantage of at Newport include:
•	An enhanced website with modeling, planning, and forecasting tools
•	An easy-to-use mobile experience for accessing your account through tablets and/or smartphones
•	A service center staffed with professional benefit specialists to provide you with personalized service

Investment Menu Updates
The investment options available in the Plan are periodically reviewed to ensure that a broad range of appropriate options are offered. Based on these reviews, and in an effort to maintain symmetry among benefit offerings, the following replacements will be made in the plan’s investment lineup effective February 1, 2022.

Tier 1 – Target Date Funds/Hybrid	Tier 2 – Passively Managed Funds
Fidelity VIP Freedom® Income Svc	Fidelity® VIP Index 500 Initial
Fidelity VIP Freedom® 2005 Svc	Vanguard VIF Mid-Cap Index
Fidelity VIP Freedom® 2010 Svc	Vanguard VIF Total Intl Stock Market Index
Fidelity VIP Freedom® 2015 Svc	Vanguard VIF Total Bond Market Index
Fidelity VIP Freedom® 2020 Svc
Fidelity VIP Freedom® 2025 Svc
Fidelity VIP Freedom® 2030 Svc	Tier 3 – Actively Managed Funds
Fidelity VIP Freedom® 2035 Svc	Vanguard VIF Diversified Value
Fidelity VIP Freedom® 2040 Svc	American Funds IS® Growth 2
Fidelity VIP Freedom® 2045 Svc	Vanguard VIF Small Company Growth
Fidelity VIP Freedom® 2050 Svc	Vanguard VIF International
Fidelity VIP Freedom® 2055 Svc	Fidelity® VIP Investment Grade Bd Svc
Fidelity VIP Freedom® 2060 Svc	Goldman Sachs VIT Money Market Instl
Fidelity VIP Freedom® 2065 Service	John Wiley Fixed Rate

We are excited about the upcoming changes to our DCP and feel confident that you will also be pleased with the enhancements. Watch for more details to be announced in the coming months.